Filed Pursuant to Rule 424(b)(2)
Registration No. 333-215426

PROSPECTUS SUPPLEMENT
(to the Prospectus dated January 19, 2017)

2,500,000 Shares of Common Stock
 Offered by Us

450,000 Shares of Common Stock
Offered by the Selling Shareholders
________________
We are offering for sale 2,500,000 shares of our common stock, par value $.01 per share. The selling shareholders identified in this prospectus supplement are offering an additional 450,000 shares of our common stock.  We will not receive any proceeds from sales of our common stock by the selling shareholders.  Our common stock is listed on The NASDAQ Capital Market under the symbol "KINS." The last reported sales price of our common stock on January 25, 2017 was $12.30 per share.
You should read this prospectus supplement carefully before you invest. Investing in our common stock involves a high degree of risk. See the section entitled "Risk Factors" beginning on page S-16 of this prospectus supplement and the risks set forth in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for certain risks and uncertainties you should consider before making your investment decision.

	Per Share	Total
Public offering price	$12.00	$35,400,000
Underwriting discounts and commissions(1)	$0.69	$2,035,500
Net proceeds before expenses to us	$11.31	$28,275,000
Net proceeds before expenses to the selling shareholders	$11.31	$5,089,500
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(1) See "Underwriting" beginning on page S-27 for disclosure regarding the underwriting discounts and certain expenses payable to the underwriters by us and the selling shareholders.
We and the selling shareholders have granted the underwriters an option to purchase up to an additional 192,500 and 250,000 shares of our common stock, respectively, at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver shares of common stock through the facilities of The Depository Trust Company against payment on or about January 31, 2017, subject to customary closing conditions.
__________
Co-Managers

Compass Point	Boenning & Scattergood, Inc.
________

Prospectus Supplement dated January 25, 2017

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

About This Prospectus	1
Where You Can Obtain More Information	2
Incorporation of Certain Information by Reference	2
Risk Factors	3
Special Cautionary Note Regarding Forward-Looking Statements	3
The Company	5
Use of Proceeds	5
Description of Securities We or the Selling Shareholders May Offer	6
Selling Shareholders	14
Plan of Distribution	16
Legal Matters	19
Experts	19

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which gives a description of our common stock and more general information about other securities we may offer from time to time under our shelf registration statement, some of which does not apply to this offering.
You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectuses that we authorize for use in connection with this offering. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, the selling shareholders are not, and the underwriters are not, making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we authorize for use in connection with this offering is accurate or complete as of any date other than the dates of the applicable documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.
It is important for you to read and consider all of the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we authorize for use in connection with this offering before making your investment decision to purchase shares of our common stock in this offering.
If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference in this prospectus supplement.
No action is being taken in any jurisdiction outside the United States to permit a public offering of shares of our common stock or possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement in jurisdictions outside the United States are required to inform themselves about, and to observe, any and all restrictions applicable to this offering and the distribution of this prospectus supplement or the accompanying prospectus applicable to those jurisdictions.
Unless the context of this prospectus supplement indicates otherwise, the terms "Kingstone," the "Company," "we," "us" or "our" refer to Kingstone Companies, Inc. and its consolidated subsidiaries. "KICO" refers to Kingstone Insurance Company, our principal operating subsidiary.
WHERE YOU CAN OBTAIN MORE INFORMATION
We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, which means that we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are available at the Public Reference Room of the SEC at 100 F Street, NE, Washington D.C. 20549. You may also obtain copies of these reports, proxy statements and other information from the Public Reference Room of the SEC, at prescribed rates, by calling 1-800-SEC-0330. The SEC maintains an Internet website at http://www.sec.gov where you can access reports, proxy statements, information and registration statements, and other information regarding us that we file electronically with the SEC. In addition, we make available, without charge, through our website, www.kingstonecompanies.com, electronic copies of various filings with the SEC, including copies of Annual Reports on Form 10-K.  Information on our website should not be considered a part of this prospectus supplement or the accompanying prospectus, and we do not intend to incorporate in this prospectus supplement any information contained on our website. Our subsidiary, Kingstone Insurance Company, also has a website at www.kingstoneinsurance.com. The information on that website likewise is not and should not be considered part of this prospectus supplement or the accompanying prospectus and is not incorporated in this prospectus supplement or the accompanying prospectus by reference.
S-ii

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents filed separately with the SEC. The information we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus.  We incorporate by reference the documents listed below, except to the extent that any information contained in those documents is deemed "furnished" in accordance with SEC rules. The documents we incorporate by reference, all of which we have previously filed with the SEC, include:
•	Our Annual Report on Form 10-K for the year ended December 31, 2015;
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;
•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016;
•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016;
•	Our Current Report on Form 8-K filed on January 26, 2016;
•	Our Current Report on Form 8-K filed on February 9, 2016;
•	Our Current Report on Form 8-K filed on March 31, 2016;
•	Our Current Report on Form 8-K filed on April 15, 2016;
•	Our Current Report on Form 8-K filed on April 19, 2016;
•	Our Current Report on Form 8-K filed on July 11, 2016;
•	Our Current Report on Form 8-K filed on July 12, 2016;
•	Our Current Report on Form 8-K filed on August 12, 2016;
•	Our Current Report on Form 8-K filed on October 12, 2016;
•	Our Current Report on Form 8-K filed on January 23, 2017; and

S-iii

•	The description of our common stock contained in our Registration Statement on Form 8-A (File No. 0-15362).
We also incorporate by reference additional documents that we will file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus supplement. Those documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements on Schedule DEF 14A.
Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we authorize for use in connection with this offering modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus supplement, the accompanying prospectus or any other prospectus supplement except as so modified or superseded.
Documents which we incorporate by reference are available from us without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this prospectus supplement or the accompanying prospectus. You may obtain documents incorporated by reference in this prospectus supplement or the accompanying prospectus by requesting them in writing or by telephone from us at:
Kingstone Companies, Inc.
15 Joys Lane
Kingston, New York 12401
(845) 802-7900
SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements contained or incorporated by reference in this prospectus supplement or the accompanying prospectus are "forward-looking statements" within the meaning of the protections of Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements are covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of invoking these safe harbor provisions.
Forward-looking statements are made based on our management's expectations and beliefs concerning future events impacting our company and are subject to uncertainties and factors relating to our operations and economic environment, all of which are difficult to predict and many of which are beyond our control. You can identify these statements from our use of the words "estimate," "project," "believe," "intend," "anticipate," "expect," "target," "plan," "may" and similar expressions. These forward-looking statements may include, among other things:
•	statements relating to projected growth, anticipated improvements in earnings, earnings per share, and other financial performance measures, and management's long-term performance goals;

S-iv

•	statements relating to the anticipated effects on results of operations or our financial condition from expected developments or events;
•	statements relating to our business and growth strategies; and
•	any other statements which are not historical facts.
Forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by these forward-looking statements. These forward-looking statements may not be realized due to a variety of factors, including, without limitation:
•	the risk of significant losses from catastrophes and severe weather events;
•	a downgrade in our financial strength rating from Demotech and/or A.M. Best or the inability to obtain an upgrade to our financial strength rating from A.M. Best;
•	adverse capital, credit and financial market conditions;
•	the unavailability of reinsurance at current levels and prices;
•	the exposure to greater net insurance losses in the event of reduced reliance on reinsurance;
•	the credit risk of our reinsurers;
•	the inability to maintain the requisite amount of risk-based capital needed to grow our business;
•	the effects of climate change on the frequency or severity of weather events and wildfires;
•	risks related to the limited market area of our business;
•	risks related to a concentration of business in a limited number of producers;
•	legislative and regulatory changes, including changes in insurance laws and regulations and their application by our regulators;
•	limitations with regard to our ability to pay dividends;
•	the effects of competition in our market areas;
•	our reliance on certain key personnel;
•	risks related to security breaches or other attacks involving our computer systems or those of our vendors;
•	our reliance on information technology and information systems; and

S-v

•	further sales or other dilution of our equity, which may adversely affect the market price of our common stock.
You should not place undue reliance on any forward-looking statement. These risks and uncertainties should be considered in evaluating any forward-looking statement contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. All forward-looking statements speak only as of the date of this prospectus supplement or the accompanying prospectus or, in the case of any document incorporated by reference, the date of that document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section.  We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events. In addition, our past results are not necessarily indicative of our future results.
S-vi

PROSPECTUS SUPPLEMENT SUMMARY

This summary is not complete and does not contain all of the information you should consider before investing in the common stock offered by this prospectus supplement. You should read this summary together with the entire prospectus supplement and the accompanying prospectus, including our financial statements, the notes to those financial statements, and the other documents that are incorporated by reference in this prospectus supplement or the accompanying prospectus, before making an investment decision. See the "Risk Factors" section of this prospectus supplement beginning on page S-16 and the risks set forth in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the risks involved in investing in our common stock.
Who We Are
We are a property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company, referred to as KICO, domiciled in the State of New York. We are a multi-line regional property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers, referred to collectively as producers. We are licensed to write insurance policies in New York, New Jersey, Connecticut, Pennsylvania, Rhode Island and Texas.
We offer property and casualty insurance products to individuals and small businesses primarily in downstate New York, consisting of New York City, Long Island and Westchester County.  For the twelve months ended September 30, 2016, our gross written premiums totaled $100.2 million, an increase of 15.4% from the $86.8 million in gross written premiums for the twelve months ended September 30, 2015.
Our product lines include the following:
•
Personal lines – Our largest line of business is personal lines, consisting of homeowners, dwelling fire, 3-4 family dwelling package, cooperative and condominium, renters, equipment breakdown, service line and personal umbrella policies. Personal lines policies accounted for 77.2% of our gross written premiums for the twelve months ended September 30, 2016.

•
Commercial liability – We offer business owners policies which consist primarily of small business retail, service and office risks without a residential exposure. We also write artisan's liability policies for small independent contractors with seven or fewer employees.  In addition, we write special multi-peril policies for larger and more specialized business owners' risks, including those with limited residential exposures. Commercial lines policies accounted for 12.5% of our gross written premiums for the twelve months ended September 30, 2016.

•
Livery physical damage – We write for-hire vehicle physical damage only policies for livery and car service vehicles and taxicabs.  These policies accounted for 10.0% of our gross written premiums for the twelve months ended September 30, 2016.

•
Other – We write canine legal liability policies and also have a small participation in mandatory state joint underwriting associations.  These policies accounted for 0.2% of our gross written premiums for the twelve months ended September 30, 2016.

We generate revenues from earned premiums, ceding commissions from quota share reinsurance, net investment income generated from our investment portfolio, and net realized gains and losses on investment securities. We also receive installment fee income and fees charged to reinstate a policy after it has been cancelled for non-payment.
We generate business through our relationships with over 350 independent producers. We carefully select our producers by evaluating several factors such as their need for our products, premium production potential, loss history with other insurance companies that they represent, product and market knowledge, and the size of the agency. We monitor and evaluate the performance of our producers through periodic reviews of volume and profitability. Our senior executives are actively involved in managing our producer relationships.
We purchase reinsurance to reduce our net liability on individual risks, to protect against possible catastrophes, to achieve a target ratio of net premiums written to policyholders' surplus and to expand our underwriting capacity. Our participation in reinsurance arrangements does not relieve us from our obligations to policyholders.
KICO currently has an A.M. Best financial strength rating of B++ (Good) and a Demotech financial stability rating of A (Exceptional). The Demotech rating generally makes our policies acceptable to mortgage lenders that require homeowners to purchase insurance.
On July 1, 2009, we completed the acquisition of 100% of the issued and outstanding common stock of KICO (formerly known as Commercial Mutual Insurance Company or CMIC) pursuant to the conversion of CMIC from an advance premium cooperative to a stock property and casualty insurance company. CMIC was formed in 1886.
Our common stock is listed for trading on The NASDAQ Capital Market under the symbol "KINS."
Our Business Strategy
We seek to deliver an attractive return on capital and provide consistent earnings growth through underwriting profits and income from our investment portfolio. Our strategy is to be the preferred multi-line property and casualty insurance company for selected producers in the geographic markets in which we operate. We believe producers prefer to place profitable business with us because we provide excellent, consistent service to our producers, policyholders and claimants coupled with competitive rates and commission levels and a consistent market presence. We also offer a wide array of personal and commercial lines policies, which we believe differentiates us from other insurance companies that also distribute through our selected producers.
Our principal objectives are to increase the volume of profitable business that we write while limiting our risk of loss and preserving our capital. We seek to generate underwriting income by writing profitable insurance policies and by managing our other underwriting and operating expenses. We are pursuing profitable growth by selectively expanding the geographic markets in which we operate, increasing the volume of business that we write with existing producers, developing new selected producer relationships, and introducing niche insurance products that are relevant to our producers and policyholders.

Our Markets
Our policyholders are located primarily in New York State. According to the U.S. Census Bureau, New York is the fourth largest state in the country with an estimated population of approximately 19.7 million.  Our market primarily consists of New York City, Long Island and Westchester County, which we collectively define as downstate New York.  We also offer property and casualty insurance products in parts of western New York, primarily Buffalo, Rochester and Syracuse, and in the Commonwealth of Pennsylvania.  In addition, we are licensed to write insurance policies in New Jersey, Connecticut, Rhode Island and Texas.  KICO's homeowners insurance rates and policy form for New Jersey were approved by the state insurance regulator in December 2016.  We anticipate writing business in New Jersey in early 2017.  New Jersey is the eleventh largest state in the country with a current estimated population of approximately 8.9 million, according to the U.S. Census Bureau.
New York State is the fourth largest property and casualty insurance market in the U.S., and also the fourth largest homeowners and dwelling fire insurance market in the U.S.  In 2015, we were the 16th largest writer of homeowners and dwelling fire insurance in the State of New York, according to data compiled by SNL Financial LC.  Based on the same data, in 2015 we had a 1.0% market share for this combined group of personal lines property business. We compete with large national carriers as well as regional and local carriers in the property and casualty marketplace in New York.  We believe that many national and regional carriers have chosen to limit their rate of premium growth or to decrease their presence in the downstate New York property insurance market and other similar property insurance markets in northeastern states due to high catastrophe risk that exists in the region. Given present market conditions, we believe that we have the opportunity to significantly expand the size of our personal and commercial lines business in the State of New York as well as in the other northeastern states in which we are licensed, including New Jersey.  New Jersey is the seventh largest property and casualty insurance market in the U.S., and also the tenth largest homeowners and dwelling fire insurance market in the U.S.
Our Competitive Strengths
History of Growing Our Profitable Operations
Our insurance company subsidiary, KICO, has been in operation in the State of New York for 130 years. We have consistently increased the volume of profitable business that we write by introducing new insurance products, increasing the volume of business that we write with our selected producers and developing new producer relationships. KICO has earned an underwriting profit in each of the past ten years, including in 2012 and 2013 when our financial results were adversely impacted by Superstorm Sandy. The extensive heritage of our insurance company subsidiary and our commitment to the markets in which we operate is a competitive advantage with producers and policyholders.

Strong Producer Relationships
Within our selected producers' offices, we compete with other property and casualty insurance carriers available to those producers. We carefully select the producers that distribute our insurance policies and continuously monitor and evaluate their performance. We believe our insurance producers value their relationships with us because we provide excellent, consistent personal service coupled with competitive rates and commission levels. We have consistently been rated by insurance producers as above average in the important areas of underwriting, claims handling and service. In the bienniel performance surveys conducted by the Professional Insurance Agents of New York and New Jersey of its membership since 2010, KICO was rated as one of the top performing insurance companies in New York, twice ranking as the top rated carrier among all those surveyed.
We offer our selected producers the ability to write a wide array of personal lines and commercial lines policies, including some which are unique to us. Many of our producers write multiple lines of business with us which provides an advantage over those competitors who are focused on a single product.  We now provide a multi-policy discount on homeowners policies in order to attract and retain more of this multi-line business.  We have had a consistent presence in the New York market for over 100 years and we believe that producers value the longevity of our relationship with them. We believe that the excellent service we provide to our selected producers, our broad product offering and our consistent market presence provides a foundation for profitable growth.
Sophisticated Underwriting and Risk Management Practices
We believe that we have a significant underwriting advantage due to our local market presence and expertise. Our underwriting process evaluates and screens out certain risks based on property reports, individual insurance scoring, information collected from physical property inspections, and driving records. We maintain certain policy exclusions that reduce our exposure to risks that can create severe losses. We target a more preferred risk profile in order to reduce adverse selection from risks seeking the lowest premiums by selecting only minimal coverage levels.
Our underwriting procedures, premium rates and policy terms support the underwriting profitability of our personal lines policies. We apply premium surcharges for certain coastal properties and maintain deductibles for hurricane-prone exposures in order to provide an appropriate premium rate for the risk of loss. We limit the business that we write in certain coastal counties and within close proximity to coastlines, through the use of individual catastrophe risk scoring, in order to manage our exposure to catastrophic weather events.
Our underwriting expertise and risk management practices enable us to profitably write personal and commercial lines business in our markets without the need for frequent rate adjustments. We believe that the consistency and the reliable availability of our insurance products is important to our selected producer relationships.
Effective Utilization of Reinsurance
Our reinsurance treaties allow us to limit our exposure to the financial impact of catastrophe losses and to reduce our net liability on individual risks. Our reinsurance program is structured to enable us to grow our premium volume while maintaining regulatory capital and other financial ratios generally within or below the expected ranges used for regulatory oversight purposes.

Our reinsurance program also provides income as a result of ceding commissions earned pursuant to the quota share reinsurance contracts. The income we earn from ceding commissions typically exceeds our fixed operating costs, which consist of other underwriting expenses. Quota share reinsurance treaties transfer a portion of the profit (or loss) associated with the subject insurance policies to the reinsurers. We believe that a prudent reduction in our reliance on quota share reinsurance in the future could increase our overall net underwriting profits and improve our ability to obtain an upgrade to our financial strength rating from A.M. Best.
Experienced Management Team
Our management team has significant expertise in underwriting, agency management and claims management.  Barry Goldstein, our Chairman and Chief Executive Officer, has extensive experience in the insurance industry and managing public companies. He has served in his current capacity since 2001 and previously served as president of an insurance agency in Pennsylvania.  Benjamin Walden, Senior Vice President and Chief Actuary of KICO, has 26 years of experience with both large and small insurance carriers and has also worked for actuarial consulting firms.  Throughout his career, he has specialized in many of the markets that are a primary focus for KICO.  Our underwriting and claims managers have extensive experience in the insurance industry with an average of 27 years of experience.
Scalable, Low-Cost Operations
 We focus on keeping expenses low, but invest in tools and processes that improve the efficiency and effectiveness of underwriting risks and processing claims.  We evaluate the costs and benefits of each new tool or process in order to achieve optimal results.  While the majority of our policies are written for risks in downstate New York, our Kingston, New York location provides a significantly lower cost operating environment. We also take a proactive approach to settling outstanding claims rather than engaging in protracted litigation, which results in substantially lower loss adjustment expenses and reduced reserve uncertainty.

We have made investments to develop online application and quoting systems for many of our personal lines and commercial products. This has resulted in increased business submissions from our producers due to the greater ease of placing business with us. We plan to expand these online capabilities to all lines of business. We have also leveraged a paperless workflow management and document storage tool in order to further improve efficiency and reduce costs.  Our ability to control the growth of our operating and other expenses while expanding our operations and growing revenue at a higher rate is a key component of our business model and is important to our future financial success.

Recent Developments

Fourth Quarter 2016 Financial Developments

Below are estimates of certain financial measures that we expect to report when we issue our financial statements for the year ended December 31, 2016. These estimates are unaudited and are subject to adjustments that may result from the completion of our year-end financial and accounting procedures and annual audit process. Neither our independent registered public accounting firm nor any other independent registered public accounting firm has audited, reviewed, compiled, examined or performed any procedures with respect to our preliminary results, nor has any of them expressed any opinion or provided any other form of assurance on these preliminary results. Accordingly, our actual financial results may be materially different from the estimates presented below, and you should not view these estimates as a substitute for full audited or interim financial statements prepared in accordance with generally accepted accounting principles, or GAAP. In addition, these preliminary estimates as of and for the fourth quarter and full year ended December 31, 2016 are not necessarily indicative of the results to be achieved for any future period. Factors that could cause these estimates to differ include, but are not limited to, discovery of new information that alters expectations about fourth quarter and full year results or that impacts estimates and assumptions underlying these results.

Direct written premiums for the year ended December 31, 2016 were approximately $103 million, an increase of 13% from $91 million in the prior year. The increase is primarily attributable to an increase in the total number of policies in force due to additional policies written in the markets that we serve. Direct written premium is not based on GAAP and is defined and reconciled to the most directly comparable GAAP measures in "—Information Regarding Non-GAAP Measures."
For the year ended December 31, 2016, net premiums earned increased 25% to an estimated $61 million from $48.6 million in the prior year. The increase was primarily due to KICO's continuing growth in policies in force. There was no change to the Company's personal lines quota share ceding rates on July 1, 2016.
Based upon claims reported as of the date of this prospectus supplement, we anticipate that the net loss ratio in the fourth quarter of 2016 prior to adjustment for prior year loss development, if any, will be generally consistent with our net loss ratio in the fourth quarter of 2015. In the fourth quarter of 2015, we recognized a net loss ratio of 44.2% with $6.3 million of net loss and loss adjustment expenses.
We conduct an annual review of our loss and loss adjustment expense reserves upon the completion of each fiscal year. The loss and loss adjustment expenses reported in our financial statements for the year ended December 31, 2016 will include the impact of favorable or unfavorable prior year loss development, if any. We recorded 1.0 point of favorable prior year loss development in 2015 and 5.4 points of unfavorable (adverse) prior year development in 2014. For the nine months ended September 30, 2016, we recorded 0.4 points of favorable development.
On December 15, 2016, we paid a $0.0625 per share quarterly dividend to shareholders of record as of the close of business on November 30, 2016. We paid total quarterly dividends during 2016 of $0.25 per share.
Our cash and investment holdings were approximately $107 million at December 31, 2016, compared to $90.4 million at December 31, 2015. Our investment holdings are comprised primarily of investment grade corporate, mortgage-backed and municipal securities. During the quarter ended December 31, 2016, accumulated other comprehensive income, net of tax decreased by $1.6 million to $0.1 million primarily as a result of the market-wide decline in the value of fixed income securities. The decrease in accumulated other comprehensive income, net of tax is expected to reduce our book value per share by approximately $0.20. We expect that the impact of the decreased accumulated other comprehensive income, net of tax on our book value per share at December 31, 2016 will be offset by the net income expected to be generated in the fourth quarter, net of the impact of the quarterly dividend paid during the quarter.

Ratings Upgrade Plan

Many insurance buyers, agents and brokers use the ratings assigned by A.M. Best to assist them in assessing the financial strength and overall quality of the companies with which they do business and from which they are considering purchasing insurance. A.M. Best financial strength ratings are derived from an in-depth evaluation of an insurance company's balance sheet strengths, operating performances and business profiles. A.M. Best evaluates, among other factors, the company's capitalization, underwriting leverage, financial leverage, asset leverage, capital structure, quality and appropriateness of reinsurance, adequacy of reserves, quality and diversification of assets, liquidity, profitability, spread of risk, revenue composition, market position, management, market risk and event risk. A.M. Best financial strength ratings are intended to provide an independent opinion of an insurer's ability to meet its obligations to policyholders and are not an evaluation directed at investors.

In 2009, KICO, our operating subsidiary, applied for its initial rating, and was assigned a financial strength rating of "B" (Fair) by A.M. Best in 2010. KICO's financial strength rating was upgraded to "B+" (Good) in 2011 and "B++" (Good) in 2015. KICO's current A.M. Best issuer credit rating is "bbb" with a positive outlook.

  We recently have been considering certain actions, including contributing capital to KICO, modifying its personal lines net quota share treaty and enhancing its catastrophe excess of loss reinsurance treaties, that we believe could lead to an upgrade of KICO's financial strength rating to "A- (Excellent)".  An A.M. Best financial strength rating of "A- (Excellent)" or better could create additional demand from new producers and policyholders. No assurances can be given, however, that we will be able to satisfy all of the conditions necessary to achieve a ratings upgrade.

Our Challenges
We face a number of challenges, including the "Risk Factors" beginning on page S-16 of this prospectus supplement and the risks set forth in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, that you should consider before making your investment decision. Certain of these challenges follow:
Risks from Catastrophes and Severe Weather Events
Because of the exposure of our property and casualty business to catastrophic events (such as Superstorm Sandy) and other severe weather events, our operating results and financial condition may vary significantly from one period to the next. Catastrophes can be caused by various natural and man-made disasters, including earthquakes, wildfires, tornadoes, hurricanes, storms and certain types of terrorism. Our liquidity could be constrained by a catastrophe, or multiple catastrophes, which may result in extraordinary losses or a downgrade of our financial strength ratings. In addition, the reinsurance losses that are incurred in connection with a catastrophe could have an adverse impact on the terms and conditions of future reinsurance treaties.

Availability of Reinsurance at Current Levels and Prices
Our personal lines catastrophe reinsurance program was designed, utilizing our risk management methodology, to address our exposure to catastrophes. Market conditions beyond our control impact the availability and cost of the reinsurance we purchase. No assurances can be given that reinsurance will remain continuously available to us to the same extent and on the same terms and rates as currently available.
Ability to Maintain or Improve Financial Strength Rating from A.M. Best
Financial strength ratings are important factors in establishing the competitive position of insurance companies and generally have an effect on an insurance company's business. Many insurance buyers, agents, brokers and secured lenders use the ratings assigned by A.M. Best and other agencies to assist them in assessing the financial strength and overall quality of the companies from which they are considering purchasing insurance or in determining the financial strength of the company that provides insurance with respect to the collateral they hold. A downgrade in our ratings could have a material adverse effect on our competitiveness, the marketability of our product offerings and our ability to grow in the marketplace.
Extensive Government Regulation
We are subject to extensive laws and regulations. State insurance regulators are charged with protecting policyholders and have broad regulatory, supervisory and administrative powers over our business practices, including, among other things, the power to grant and revoke licenses to transact business and the power to regulate and approve underwriting practices and rate changes, which may delay the implementation of premium rate changes, prevent us from making changes we believe are necessary to match rate to risk, or delay or prevent our entry into new states.
Significant Financial and Capital Markets Risk
We are exposed to significant financial and capital markets risk, including changes in interest rates, equity prices, market volatility, the performance of the economy in general, the performance of the specific obligors included in our portfolio and other factors outside our control. Our exposure to interest rate risk relates primarily to the market price and cash flow variability associated with changes in interest rates.
Ability to Maintain Requisite Amount of Risk-Based Capital
The New York State Department of Financial Services imposes risk-based capital requirements on insurance companies to ensure that insurance companies maintain appropriate levels of surplus to support their overall business operations and to protect customers against adverse developments, after taking into account default, credit, underwriting and off-balance sheet risks.  If the amount of our capital falls below this minimum, we may face restrictions with respect to soliciting new business and/or keeping existing business. Similar regulations will apply in other states in which we may operate.

Corporate Information
Our headquarters are located at 15 Joys Lane, Kingston, New York 12401. Our telephone number is (845) 802-7900. Our subsidiary, Kingstone Insurance Company, has a website at www.kingstoneinsurance.com and we maintain certain information on our website at www.kingstonecompanies.com. The information on those websites should not be considered part of this prospectus supplement or the accompanying prospectus and is not incorporated into this prospectus supplement or the accompanying prospectus by reference.

The Offering

Common stock offered by us	2,500,000 shares of common stock, par value $.01 per share (or 2,692,500 shares if the underwriters exercise their purchase option with respect to us in full)

Common stock offered by the selling shareholders	450,000 shares of common stock, par value $.01 per share (or 700,000 shares if the underwriters exercise their purchase option with respect to the selling shareholders in full)

Common stock outstanding after this offering(1)	10,428,867 shares (or 10,621,367 shares if the underwriters exercise their purchase option with respect to us in full)

Use of proceeds
We intend to use the net proceeds of this offering (i) to contribute capital to KICO to support our ratings upgrade plan and additional growth, including possible product expansion; and (ii) for general corporate purposes. We will not receive any proceeds from sales of our common stock by the selling shareholders.  See "Use of Proceeds."

Dividends on common stock	We have paid quarterly cash dividends on our common stock since September 2011. See "Dividend Policy."

Risk factors
An investment in our common stock involves a high degree of risk. You should carefully read and consider the risks discussed under the caption "Risk Factors" beginning on page S-16 and the risks set forth in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and all other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus before making a decision to invest in shares of our common stock in this offering.

NASDAQ Capital Market Symbol	KINS
_____________
(1) The number of shares of our common stock to be outstanding after this offering is based on 7,928,867 shares outstanding as of January 25, 2017. Unless otherwise indicated, the number of outstanding shares of common stock presented in this prospectus supplement excludes: 192,500 shares of our common stock issuable by us pursuant to the exercise of the underwriters' purchase option; 357,750 shares of our common stock issuable upon the exercise of outstanding options granted under our 2005 Equity Participation Plan and 2014 Equity Participation Plan; and 594,500 shares of our common stock that are available for future issuance under our 2014 Equity Participation Plan.

Summary Selected Financial Data
The following table sets forth summary consolidated financial data of Kingstone Companies, Inc. The financial data as of and for the nine months ended September 30, 2016 and 2015 have been derived from our unaudited financial statements contained in our Quarterly Report on Form 10-Q for the period ended September 30, 2016, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The financial data as of December 31, 2015 and 2014 and for the years then ended have been derived from our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, which is also incorporated by reference into this prospectus supplement and the accompanying prospectus. The financial data as of December 31, 2013 and for the year then ended have been derived from our audited financial statements that are not included in this prospectus supplement or the accompanying prospectus.  The summary consolidated financial results in the table below are not necessarily indicative of our expected future operating results. The following summary historical financial information should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and notes thereto appearing in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the period ended September 30, 2016, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	For the Nine Months Ended		For the Years Ended
	September 30,		December 31,
	2016	2015	2015	2014	2013
	(in thousands, except per share data and ratios)
Selected Statement of Income Data:
Revenue:
Gross premiums written	$76,390	$67,261	$91,045	$76,304	$60,495
Net premiums written	$48,847	$45,347	$60,385	$43,295	$24,839
Net premiums earned	$45,189	$34,381	$48,612	$32,628	$22,225
Ceding commission revenue	8,274	9,388	11,473	13,910	11,673
Net investment income	2,286	1,850	2,564	1,800	1,170
Net realized gain (loss) on sale
of investments	605	(106)	(50)	707	576
Other income	831	1,300	1,577	1,006	922
Total revenue	57,185	46,813	64,176	50,051	36,566
Expenses:
Loss and loss adjustment expenses	20,406	16,884	23,180	17,032	13,587
Commission expenses	13,400	11,034	15,317	12,125	9,363
Other underwriting expenses	10,982	9,350	12,833	10,656	9,019
Other operating expenses	1,292	1,174	1,504	1,487	1,099
Depreciation and amortization	835	750	1,032	875	646
Interest expense	-	-	-	-	76
Total expenses	46,915	39,192	53,867	42,176	33,790
Income from operations before taxes	10,270	7,621	10,309	7,875	2,776
Income tax expense	3,426	2,514	3,349	2,547	764
Net income	$6,844	$5,107	$6,960	$5,328	$2,012
Earnings per share:
Basic	$0.89	$0.70	$0.95	$0.73	$0.51
Diluted	$0.89	$0.69	$0.94	$0.72	$0.50
Other Data:
Ratios to net premiums earned:
Loss and loss adjustment expenses	45.2%	49.1%	47.7%	52.2%	61.1%
Expense(1)	33.8%	29.9%	32.3%	24.9%	27.5%
Combined	79.0%	79.0%	80.0%	77.1%	88.6%
Dividends declared and paid
per common share	$0.1875	$0.1500	$0.2125	$0.1800	$0.1600

(1)
Expense ratio is calculated by dividing the sum of commission expenses and other underwriting expenses less ceding commission revenue and insurance underwriting business other income by net premiums earned. See the reconciliation under "—Additional Financial Information."

	At September 30,		At December 31,
	2016	2015	2015	2014	2013
	(in thousands, except per share data and ratios)
Selected Balance Sheet Data:
Cash and investments	$108,968	$83,457	$90,397	$74,174	$57,555
Premiums receivable	11,516	10,832	10,622	8,947	7,590
Reinsurance receivables	31,213	31,172	31,270	35,575	37,561
Total assets	169,480	144,644	149,130	134,996	116,783
Loss and loss adjustment expenses	39,802	38,899	39,877	39,913	34,503
Unearned and advance premiums	55,810	48,997	50,090	41,465	33,112
Reinsurance balances payable	3,996	1,342	1,689	2,096	2,567
Deferred ceding commission revenue	6,653	6,070	6,435	5,957	6,984
Notes payable	-	-	-	-	-
Total liabilities	112,812	100,621	103,853	94,495	81,074
Total stockholders' equity	$56,668	$44,023	$45,277	$40,501	$35,709
Other Data:
Statutory surplus	$47,720	$36,923	$39,073	$34,425	$31,830
Book value per share	$7.16	$6.00	$6.18	$5.54	$4.91
Return on average shareholders' equity (1)	17.9%	16.1%	16.2%	14.0%	7.7%
(1) Percentages at September 30, 2016 and 2015 are annualized.

Additional Financial Information

The following table summarizes the key insurance underwriting measures for the nine months ended September 30, 2016 and 2015 and the years ended December 31, 2015, 2014 and 2013.

Contingent ceding commission revenue is impacted by losses incurred in the prior calendar year. The ceding commission rate paid under our quota share reinsurance treaties is based on the ultimate treaty year loss ratio. The quota share treaty year begins on July 1st and ends on June 30th of the following year.

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2016	2015	2015	2014	2013
	(in thousands, except ratios)

Net premiums earned	$45,189	$34,381	$48,612	$32,628	$22,225

Reconciliation of Loss and Loss Adjustment Expense Ratio:
Net loss and loss adjustment expenses	20,405	16,884	23,180	17,032	13,586
Less: Net losses from catastrophes	(1,402)	(2,090)	(2,091)	(941)	(36)
Net loss and loss adjustment expenses excluding the effect of catastrophes	19,003	14,794	21,089	16,091	13,550

Net loss and loss adjustment expense ratio	45.2%	49.1%	47.7%	52.2%	61.1%
Less: Effect of catastrophe loss on loss ratio	(3.1)%	(6.1)%	(4.3)%	(2.9)%	(0.1)%
Net loss and loss adjustment expense ratio excluding the effect of catastrophes	42.1%	43.0%	43.4%	49.3%	61.0%

Reconciliation of Expense Ratio:
Commission expense	$13,400	$11,034	$15,317	$12,125	$9,363
Other underwriting expenses	10,982	9,350	12,833	10,656	9,019
Less: Ceding commission revenue	(8,274)	(9,388)	(11,473)	(13,910)	(11,673)
Less: Insurance underwriting business other income	(820)	(721)	(992)	(749)	(593)
Net underwriting expense	$15,288	$10,275	$15,685	$8,122	$6,116
Less: Reduced contingent ceding commission revenue from catastrophes	-	(1,281)	(1,281)	(517)	(1,847)
Net underwriting expense excluding the effect of catastrophes	$15,288	$8,994	$14,404	$7,605	$4,269

Expense ratio	33.8%	29.9%	32.3%	24.9%	27.5%
Less: Effect of catastrophe loss on expense ratio	0.0%	(3.7)%	(2.7)%	(1.6)%	(8.3)%
Expense ratio excluding the effect of catastrophes	33.8%	26.2%	29.6%	23.3%	19.2%

Reconciliation of Net Combined Ratio:
Net combined ratio	79.0%	79.0%	80.0%	77.1%	88.6%
Less: Effect of catastrophe loss on net combined ratio	(3.1)%	(9.8)%	(7.0)%	(4.5)%	(8.4)%
Net combined ratio excluding the effect of catastrophes	75.9%	69.2%	73.0%	72.6%	80.2%

Information Regarding Non-GAAP Measures

Direct written premiums - represents the total premiums charged on policies issued by us during the respective fiscal period.

Net premiums earned - is the GAAP measure most closely comparable to direct written premiums.  Our management uses direct written premiums, along with other measures, to gauge our performance and evaluate results.  Direct written premiums are provided as supplemental information, are not a substitute for net premiums earned and do not reflect our net premiums earned.

The table below details the direct written premiums and net premiums earned for the periods indicated:

	For the Years Ended December 31,
	2016	2015	$ Change	% Change
(000's except percentages)
Direct and Net Written Premiums Reconciliation:

Direct written premiums	$103,000	$91,003	$11,997	13.2%
Assumed written premiums	29	41	(12)	(29.3)%
Ceded written premiums	(37,000)	(30,660)	(6,340)	20.7%
Change in unearned premiums	(5,029)	(11,772)	6,743	(57.3)%

Net premiums earned	$61,000	$48,612	$12,388	25.5%

RISK FACTORS
In addition to the other information included or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we authorize for use in connection with this offering, the following factors should be carefully considered before making a decision to invest in our common stock. Any of the following risks, either alone or taken together, could materially and adversely affect our business, financial condition, liquidity, results of operations, regulatory capital levels and prospects. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, we could be materially and adversely affected. There may be additional risks that we do not presently know or that we currently believe are immaterial that could also materially and adversely affect our business, financial condition, liquidity, results of operations, regulatory capital levels and prospects. In any such case, the market price of our common stock could decline substantially and you could lose all or a part of your investment.
Risks Related to Our Business
The inability to obtain an upgrade to our financial strength rating from A.M. Best, or a downgrade in our rating, may have a material adverse effect on our competitive position, the marketability of our product offerings, and our liquidity, operating results and financial condition.
Financial strength ratings are important factors in establishing the competitive position of insurance companies and generally have an effect on an insurance company's business. Many insurance buyers, agents, brokers and secured lenders use the ratings assigned by A.M. Best and other agencies to assist them in assessing the financial strength and overall quality of the companies from which they are considering purchasing insurance or in determining the financial strength of the company that provides insurance with respect to the collateral they hold. KICO currently has an A.M. Best financial strength rating of B++ (Good). A.M. Best ratings are derived from an in-depth evaluation of an insurance company's balance sheet strengths, operating performances and business profiles. A.M. Best evaluates, among other factors, the company's capitalization, underwriting leverage, financial leverage, asset leverage, capital structure, quality and appropriateness of reinsurance, adequacy of reserves, quality and diversification of assets, liquidity, profitability, spread of risk, revenue composition, market position, management, market risk and event risk. On an ongoing basis, rating agencies such as A.M. Best review the financial performance and condition of insurers and can downgrade or change the outlook on an insurer's ratings due to, for example, a change in an insurer's statutory capital, a reduced confidence in management or a host of other considerations that may or may not be under the insurer's control. KICO currently has a Demotech financial stability rating of A (Excellent), which generally permits lenders to accept our policies. All ratings are subject to continuous review; therefore, the retention of these ratings cannot be assured.  The inability to obtain an upgrade to our financial strength rating from A.M. Best or a downgrade in any of these ratings could have a material adverse effect on our competitiveness, the marketability of our product offerings and our ability to grow in the marketplace.

Reinsurance may be unavailable at current levels and prices, which may limit our ability to write new business or to obtain and maintain an upgrade to our financial strength rating from A.M. Best.
Our personal lines catastrophe reinsurance program was designed, utilizing our risk management methodology, to address our exposure to catastrophes. Market conditions beyond our control impact the availability and cost of the reinsurance we purchase. No assurances can be given that reinsurance will remain continuously available to us to the same extent and on the same terms and rates as currently available. For example, our ability to afford reinsurance to reduce our catastrophe risk may be dependent upon our ability to adjust premium rates for its cost, and there are no assurances that the terms and rates for our current reinsurance program will continue to be available in the future. If we are unable to maintain our current level of reinsurance or purchase new reinsurance protection in amounts that we consider sufficient and at prices that we consider acceptable, we will have to either accept an increase in our exposure risk, reduce our insurance writings or develop or seek other alternatives. Our ability to obtain and maintain an upgrade to our financial strength rating from A.M. Best depends, in part, on our ability to purchase additional catastrophe reinsurance.
We intend to prudently reduce our reliance on quota share reinsurance, in part to obtain and maintain an upgrade to our financial strength rating from A.M. Best; this would lead to greater exposure to net insurance losses.
We have determined it to be in the best interests of our shareholders to prudently reduce our reliance on quota share reinsurance. Our ability to obtain and maintain an upgrade to our financial strength rating from A.M. Best depends, in part, on reducing the amount of premium ceded to reinsurers under our quota share reinsurance treaty. Any such reduction would result in higher earned premiums and a reduction in ceding commission revenue in future years. Such reduction would also lead to increased exposure to net insurance losses.
Reinsurance subjects us to the credit risk of our reinsurers, which may have a material adverse effect on our operating results and financial condition.
The collectability of reinsurance recoverables is subject to uncertainty arising from a number of factors, including changes in market conditions, whether insured losses meet the qualifying conditions of the reinsurance contract and whether reinsurers, or their affiliates, have the financial capacity and willingness to make payments under the terms of a reinsurance treaty or contract. Since we are primarily liable to an insured for the full amount of insurance coverage, our inability to collect a material recovery from a reinsurer could have a material adverse effect on our operating results and financial condition.
Risks Related to this Offering and Our Common Stock
Our stock price may fluctuate significantly and be highly volatile and this may make it difficult for you to resell shares of our common stock at the volume, prices and times you find attractive.
The market price of our common stock could be subject to significant fluctuations and be highly volatile, which may make it difficult for you to resell shares of our common stock at the volume, prices and times you find attractive. There are many factors that will impact our stock price and trading volume, including, but not limited to, the factors listed above under "Risks Related to Our Business."

Stock markets, in general, have experienced in recent years, and continue to experience, significant price and volume volatility, and the market price of our common stock may continue to be subject to similar market fluctuations that may be unrelated to our operating performance and prospects. Increased market volatility and fluctuations could result in a substantial decline in the market price of our common stock.
The trading volume in our common stock has been limited. As a result, you may not experience liquidity in your investment in our common stock, thereby potentially limiting your ability to resell your shares at the volume, times and prices you find attractive.
Our common stock is currently traded on The NASDAQ Capital Market. Our common stock is currently thinly traded and has substantially less liquidity than the average trading market for many other publicly-traded insurance and other companies. An active trading market for our common stock may not develop or, if developed, may not be sustained after this offering. Thinly traded stocks can be more volatile than stock trading in an active public market. Therefore, you may have very little liquidity and may not be able to sell your shares at the volume, prices and times that you desire.
There may be future issuances or resales of our common stock which may materially and adversely affect the market price of our common stock.
Except as described under "Underwriting," and subject to any required state insurance regulatory approvals, we are not restricted from issuing additional shares of our common stock in the future, including securities convertible into, or exchangeable or exercisable for, shares of our common stock. Our issuance of additional shares of common stock in the future will dilute the ownership interests of our then existing shareholders.
We have effective registration statements on Form S-3 under the Securities Act registering for resale an aggregate of 1,954,238 shares of our common stock (including 700,000 shares registered for the benefit of the selling shareholders listed in this prospectus supplement, assuming exercise of the underwriters' purchase option) and effective registration statements on Form S-8 under the Securities Act registering an aggregate of 700,000 shares of our common stock issuable under our 2005 Equity Participation Plan and an aggregate of 700,000 shares of our common stock issuable under our 2014 Equity Participation Plan. Options to purchase 267,750 shares of our common stock are outstanding under the 2005 plan. Options to purchase 90,000 shares of our common stock are outstanding under the 2014 plan and 594,500 shares are reserved for issuance thereunder.  We have also registered up to $50,000,000 of our securities pursuant to the registration statement relating to the accompanying prospectus, which we may sell from time to time in one or more offerings (except to the extent offered by us pursuant to this prospectus supplement).  The shares subject to the registration statements on Form S-3 will be freely tradeable in the public market. In addition, the shares issuable pursuant to the registration statements on Form S-8 will be freely tradable in the public market, except for shares held by affiliates.

The sale of a substantial number of shares of our common stock or securities convertible into, or exchangeable or exercisable for, shares of our common stock, whether directly by us or the selling shareholders in this offering or future offerings or by our existing shareholders in the secondary market, the perception that such issuances or resales could occur or the availability for future issuances or resale of shares of our common stock or securities convertible into, or exchangeable or exercisable for, shares of our common stock could materially and adversely affect the market price of our common stock and our ability to raise capital through future offerings of equity or equity-related securities on attractive terms or at all.
In addition, our board of directors is authorized to designate and issue preferred stock without further shareholder approval, and we may issue other equity and equity-related securities that are senior to our common stock in the future for a number of reasons, including, without limitation, to support operations and growth, to maintain our capital ratios, and to comply with any future changes in regulatory standards.
Our executive officers and directors own a substantial number of shares of our common stock. This will enable them to significantly influence the vote on all matters submitted to a vote of our shareholders.
As of January 25, 2017, our executive officers and directors beneficially owned 1,910,129 shares of our common stock (including options to purchase 217,500 shares of our common stock, all of which options were exercisable currently or within 60 days), representing 23.4% of the outstanding shares of our common stock. Upon completion of this offering, including the sale by the executive officers and directors as selling shareholders (assuming the underwriters do not exercise their purchase option), our executive officers and directors will beneficially own 1,485,893 shares of our common stock which will represent, in the aggregate, 14.0% of the outstanding shares of our common stock.
Accordingly, our executive officers and directors, through their beneficial ownership of our common stock, will be able to significantly influence the vote on all matters submitted to a vote of our shareholders, including the election of directors, amendments to our restated certificate of incorporation or amended and restated bylaws, mergers or other business combination transactions and certain sales of assets outside the usual and regular course of business. The interests of our executive officers and directors may not coincide with the interests of our other shareholders, and they could take actions that advance their own interests to the detriment of our other shareholders.
We may invest or spend the proceeds from this offering in ways with which you may not agree and in ways that may not earn a profit.
We intend to use the net proceeds of this offering (i) to contribute capital to KICO to support our ratings upgrade plan and additional growth, including possible product expansion; and (ii) for general corporate purposes.  However, we will retain broad discretion over the use of the proceeds from this offering and may use them for purposes other than those contemplated at the time of this offering. You may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any profits.  We will not release any proceeds from the sale of our common stock by the selling shareholders.  See "Use of Proceeds."

USE OF PROCEEDS
We anticipate that the net proceeds to us from the sale of our common stock will be approximately $28,000,000, after deducting offering expenses and the underwriting discounts and commissions (or $30,177,175, if the underwriters exercise their purchase option with respect to us in full).
We intend to use the net proceeds of this offering:
•	to contribute capital to KICO to support our ratings upgrade plan and additional growth, including possible product expansion; and

•	for general corporate purposes.

Before we apply any of the proceeds for any uses, they likely will be temporarily invested in short-term investment securities. The precise amounts and timing of the application of proceeds has yet to be determined by our management.
We will not receive any proceeds from sales of our common stock by the selling shareholders.
CAPITALIZATION
The following table sets forth our consolidated capitalization as of September 30, 2016 (i) on an actual basis and (ii) as adjusted to give effect to the sale of shares of common stock by us at a price of $12.00 per share, for total net proceeds of approximately $28,000,000.

This information should be read together with our consolidated financial statements and other financial information set forth in our Quarterly Report on Form 10-Q for the period ended September 30, 2016, which is incorporated herein by reference.

	Actual At September 30, 2016 (unaudited)	As Adjusted At September 30, 2016 (unaudited)

Long-Term Debt	$-	$-

Stockholders' Equity
Preferred stock, $.01 par value; 2,500,000 shares authorized; -0- shares issued and outstanding	$-	$-
Common stock, $.01 par value; 20,000,000 shares authorized; 8,887,344 shares issued before the offering (11,387,344 shares pro forma)(1); 7,912,875 shares outstanding before the offering (10,412,875 shares pro forma)(1)	88,873	113,873
Capital in excess of par	37,891,275	65,866,275
Accumulated other comprehensive income	1,681,065	1,681,065
Retained earnings	19,002,460	19,002,460
Treasury stock, at cost, 974,469 shares	(1,995,462)	(1,995,462)
Total stockholders' equity	56,668,211	84,668,211
Total capitalization	$56,668,211	$84,668,211
____________
(1)	Assumes that the underwriters' purchase option has not been exercised.

MARKET FOR COMMON STOCK AND
RELATED SHAREHOLDER MATTERS
Our common stock is currently listed for trading on The NASDAQ Capital Market under the symbol "KINS." At January 25, 2017, there were 7,928,867 shares of common stock outstanding. At January 25, 2017, there were 270 holders of record of our common stock.
The last reported sales price of our common stock on January 25, 2017 was $12.30 per share. The following table shows the high and low sales prices per share for our common stock by calendar quarter for the periods indicated. The quotations set forth below reflect inter-dealer quotations that do not include retail markups, markdowns or commissions and may not represent actual transactions.
2017	High	Low
First Quarter (through January 25, 2017)	$14.45	$11.80

2016
First Quarter	$9.25	$7.21
Second Quarter	9.62	8.21
Third Quarter	9.39	8.45
Fourth Quarter	14.15	9.25

2015
First Quarter	$8.22	$7.50
Second Quarter	7.79	6.11
Third Quarter	9.47	7.49
Fourth Quarter	10.00	8.47

DIVIDEND POLICY
Holders of our common stock are entitled to dividends when, as and if declared by our Board of Directors out of funds legally available. Since September 2011, we have paid quarterly dividends as follows:
Payment Date	Dividend Per Share
September 2011 – June 2012	$.03
September 2012 – June 2014	$.04
September 2014 – September 2015	$.05
December 2015 – December 2016	$.0625
Future dividend policy will be subject to the discretion of our Board of Directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions, and other factors.  Therefore, we can give no assurance that future dividends of any kind will continue to be paid to holders of our common stock.
Our ability to pay dividends depends, in part, upon on the ability of KICO to pay dividends to us. KICO, as an insurance subsidiary, is subject to significant regulatory restrictions limiting its ability to declare and pay dividends. These restrictions are related to surplus and net investment income. Without the prior approval of the New York State Department of Financial Services, dividends are restricted to the lesser of 10% of surplus or 100% of investment income (on a statutory accounting basis) for the trailing 36 months, less dividends paid by KICO during such period.  As of September 30, 2016, the maximum distribution that KICO could pay without prior regulatory approval was approximately $2,297,277, which is based on investment income for the trailing 36 months, net of dividends paid by KICO during such period.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information as of January 25, 2017 regarding the beneficial ownership of our common stock by (i) each person who we believe to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each present director, (iii) each person listed in the Summary Compensation Table under "Executive Compensation" in our Annual Report on Form 10-K for the year ended December 31, 2015, incorporated by reference in this prospectus supplement and the accompanying prospectus, (iv) all of our present executive officers and directors as a group, and (v) each selling shareholder.  The percentages of common stock beneficially owned are based on 7,928,867 shares of common stock outstanding on January 25, 2017 and 10,428,867 shares to be outstanding after the completion of this offering (assuming no exercise of the underwriters' purchase option).

	Prior to this Offering		Shares Offered	After this Offering
	Shares Beneficially Owned			Shares Beneficially Owned
	Number of Shares	Percentage of Shares		Number of Shares	Percentage of Shares

Selling Shareholders:
Barry B. Goldstein(1)	1,003,550 (17)(18)	12.4%	202,046	801,504 (31)	7.5%
Barry B. Goldstein Rollover IRA	23,400 (17)(19)	0.3%	23,400	-	-
Barry B. Goldstein Roth IRA	12,500 (17)(19)	0.2%	12,500	-	-
Lauren Goldstein(2)	144,161 (17)(19)	1.8%	32,580	111,581	1.1%
Jason Goldstein(3)	64,000	0.8%	14,464	49,536	0.5%
Amanda Goldstein(4)	50,000	0.6%	11,300	38,700	0.4%
Jack D. Seibald(5)	20,990 (17)(20)(21)	0.3%	-	20,990 (32)	0.2%
Jack D. and Stephanie Seibald(6)	113,000 (17)(22)	1.4%	27,539	85,461	0.8%
Jack D. Seibald IRA	174,824 (17)(22)	2.2%	42,255	132,569	1.3%
SDS Partners I, Ltd.(7)	100,000 (17)(22)	1.3%	22,601	77,399	0.7%
Jay M. Haft(8)	170,942 (17)(21)	2.2%	38,634	132,308	1.3%
Floyd R. Tupper(9)	28,850 (17)(21)(23)	0.4%	-	28,850 (33)	0.3%
Floyd R. Tupper IRA	27,467 (17)(24)	0.3%	22,681	4,786	0.0%
Gail Tupper(10)	35,750 (17)(24)	0.5%	-	35,750	0.3%
Gail Tupper IRA	8,287 (17)(24)	0.1%	-	8,287	0.1%

Other Executive Officers and Directors:
Victor Brodsky(11)	31,408 (17)(25)	*	-	31,408 (17)(25)	*
Benjamin Walden(12)	15,000 (17)(26)	*	-	15,000 (17)(26)	*
William L. Yankus(13)	- (17)	-	-	- (17)	-

Other 5% Shareholders:
RenaissanceRe Ventures Ltd.(14) Renaissance Other Investments Holding II Ltd.(14) RenaissanceRe Holdings Ltd.(14)	595,238 (27)(28)	7.5%	-	595,238 (27)(28)	5.7%
Eidelman Virant Capital, Inc.(15)	492,227 (27)	6.2%	-	492,227 (27)	4.7%
Wedbush Opportunity Capital, LLC(16) Wedbush Opportunity Partners, LP(16)	454,051 (27)(29)	5.7%	-	454,051 (27)(29)	4.4%
All executive officers and directors as a group (7 persons)	1,910,129 (17)(30)	23.4%	424,236	1,485,893 (17)(34)	14.0%
_______________
* Less than 1%

(1)	Barry B. Goldstein is our President, Chairman of the Board and Chief Executive Officer. His address is 15 Joys Lane, Kingston, New York.
(2)	Lauren Goldstein is Mr. Goldstein's wife.

(3)	Jason Goldstein is Mr. Goldstein's son.
(4)	Amanda Goldstein is Mr. Goldstein's daughter and is one of our employees.
(5)	Jack D. Seibald is one of our directors. His address is 1336 Boxwood Drive West, Hewlett Harbor, New York.
(6)	Stephanie Seibald is Mr. Seibald's wife.
(7)	SDS Partners I, Ltd. is a limited partnership for which Mr. Seibald serves as a general partner.
(8)	Jay M. Haft is one of our directors. His address is 69 Beaver Dam Road, Salisbury, Connecticut.
(9)	Floyd R. Tupper is our Secretary and one of our directors. His address is 220 East 57th Street, New York, New York.
(10)	Gail Tupper is Mr. Tupper's wife.
(11)	Address is 15 Joys Lane, Kingston, New York.
(12)	Address is 11 Mill Pond Lane, Centerport, New York.
(13)	Address is 10 Pheasant Hill Road, Farmington, Connecticut.
(14)	Address is Renaissance House, 12 Crow Lane, Pembrooke HM19, Bermuda.
(15)	Address is 8000 Maryland Avenue, Suite 380, St. Louis, Missouri.
(16)	Address is 1000 Wilshire Boulevard, Los Angeles, California.
(17)	Based upon Schedule 13D filed under the Exchange Act and/or other information that is publicly available.
(18)
Includes 187,500 shares issuable upon the exercise of options that are exercisable currently or within 60 days.  Excludes (i) 35,900 shares held in retirement trusts for the benefit of Mr. Goldstein; and (ii) 144,161 shares owned by Mr. Goldstein's wife.  Such retirement trusts and Mr. Goldstein's wife are selling shareholders and their beneficial ownership of shares of common stock is reflected separately.  The shares held in the retirement trusts for the benefit of Mr. Goldstein and the shares owned by Mr. Goldstein's wife may be deemed to be beneficially owned by Mr. Goldstein for purposes of Sections 13(d) and 13(g) of the Exchange Act; however, this shall not be deemed an admission that Mr. Goldstein is a beneficial owner of such shares for such purposes.

(19)	Refer to footnote (18).
(20)
Excludes (i) 113,000 shares owned jointly by Mr. Seibald and his wife, Stephanie Seibald; (ii) 174,824 shares held in a retirement trust for the benefit of Mr. Seibald; and (iii) 100,000 shares owned by SDS Partners I, Ltd., a limited partnership for which Mr. Seibald serves as a general partner.  Pursuant to Schedule 13D, as amended, filed under the Exchange Act, Mr. Seibald has sole voting and dispositive power over 195,147 shares and shared voting and dispositive power over 213,000 shares.  Mr. Seibald and his wife jointly, the retirement trust for Mr. Seibald's benefit and SDS Partners I, Ltd. are selling shareholders and their beneficial ownership of shares of common stock is reflected separately.  The shares held in the retirement trust for the benefit of Mr. Seibald, the shares jointly owned with Mr. Seibald's wife and the shares owned by SDS Partners I, Ltd. may be deemed to be beneficially owned by Mr. Seibald for purposes of Sections 13(d) and 13(g) of the Exchange Act; however, this shall not be deemed an admission that Mr. Seibald is a beneficial owner of such shares for such purposes.

(21)	Includes 667 shares issuable within 60 days upon the vesting of restricted stock.
(22)	Refer to footnote (14).
(23)
Excludes (i) 27,467 shares held in a retirement trust for the benefit of Mr. Tupper; (ii) 35,750 shares owned by Mr. Tupper's wife; and (iii) 8,287 shares owned by a retirement trust for his wife's benefit.  Mr. Tupper's retirement trust, Mr. Tupper's wife and the retirement trust for her benefit are selling shareholders and their beneficial ownership of shares of common stock is reflected separately.  The shares held in the retirement trust for the benefit of Mr. Tupper, the shares owned by Mr. Tupper's wife and the shares owned by   the retirement trust for the benefit of Mr. Tupper's wife may be deemed to be beneficially owned by Mr. Tupper for purposes of Sections 13(d) and 13(g) of the Exchange Act; however, this shall not be deemed an admission that Mr. Tupper is a beneficial owner of such shares for such purposes.

(24)	Refer to footnote (23).
(25)	Includes 20,000 shares issuable upon the exercise of currently exercisable options.
(26)	Includes 10,000 shares issuable upon the exercise of options that are exercisable currently or within 60 days.
(27)	Based upon Schedule 13G, as amended, filed under the Exchange Act.
(28)
Pursuant to Schedule 13G, RenaissanceRe Ventures Ltd. ("RenaissanceRe Ventures"), a wholly owned subsidiary of Renaissance Other Investments Holdings II Ltd. ("ROIHL II"), a wholly owned subsidiary of RenaissanceRe Holdings Ltd. ("RenaissanceRe Holdings"), have shared voting and dispositive power over the 595,238 shares.  RenaissanceRe Ventures, ROIHL II and RenaissanceRe Holdings each may be deemed to beneficially own the 595,238 shares.

(29)
Pursuant to Schedule 13G, (i) Wedbush Opportunity Partners, L.P. (the "Fund") and Wedbush Opportunity Capital, LLC (the "General Partner"), as general partner of the  Fund, each have sole voting and dispositive power over 415,551 shares; (ii) the General Partner has shared voting and dispositive power over the remaining 38,500 shares; (iii) the 454,051 shares are held directly by the Fund ad accounts under management by the General Partner for the benefit of the Fund's investors; (iv) the 454,051 shares may be deemed to be indirectly beneficially owned by the General Partner, as the general partner of the Fund; and (v) the General Partner disclaims beneficial ownership of the shares owned by the Fund, except to the extent of any pecuniary interest therein.

(30)
Includes all shares that may be deemed to be beneficially owned by Mr. Goldstein, Mr. Seibald, Mr. Haft, Mr. Tupper, Mr. Brodsky and Mr. Walden for purposes of Section 13(d) and 13(g) of the Exchange Act as described in footnotes (18), (20), (23), (25) and (26); however, this shall not be deemed an admission that such persons are the beneficial owners of such shares for such purposes.

(31)
Includes 187,500 shares issuable upon the exercise of options that are exercisable currently or within 60 days.  Excludes 111,581 shares owned by Mr. Goldstein's wife.  Mr. Goldstein's wife is a selling shareholder and her beneficial ownership of shares of common stock is reflected separately.  The shares owned by Mr. Goldstein's wife may be deemed to be beneficially owned by Mr. Goldstein for purposes of Sections 13(d) and 13(g) of the Exchange Act; however, this shall not be deemed an admission that Mr. Goldstein is a beneficial owner of such shares for such purposes.

(32)
Excludes (i) 85,461 shares owned jointly by Mr. Seibald and his wife, Stephanie Seibald; (ii) 132,569 shares held in a retirement trust for the benefit of Mr. Seibald; and (iii) 77,399 shares owned by SDS Partners I, Ltd., a limited partnership for which Mr. Seibald serves as a general partner.   Mr. Seibald and his wife jointly, the retirement trust for Mr. Seibald's benefit and SDS Partners I, Ltd. are selling shareholders and their beneficial ownership of shares of common stock is reflected separately.  The shares held in the retirement trust for the benefit of Mr. Seibald, the shares jointly owned with Mr. Seibald's wife and the shares owned by SDS Partners I, Ltd. may be deemed to be beneficially owned by Mr. Seibald for purposes of Sections 13(d) and 13(g) of the Exchange Act; however, this shall not be deemed an admission that Mr. Seibald is a beneficial owner of such shares for such purposes.

(33)
Excludes (i) 4,786 shares held in a retirement trust for the benefit of Mr. Tupper; and (ii) 44,037 shares owned by Mr. Tupper's wife or a retirement trust for her benefit.  The retirement trust for Mr. Tupper's benefit, Mr. Tupper's wife and the retirement trust for her benefit are selling shareholders and their beneficial ownership of shares of common stock is reflected separately.  The shares owned by the retirement for Mr. Tupper's benefit, Mr. Tupper's wife and the retirement trust for her benefit may be deemed to be beneficially owned by Mr. Tupper for purposes of Sections 13(d) and 13(g) of the Exchange Act; however, this shall not be deemed an admission that Mr. Tupper is a beneficial owner of such shares for such purposes.

(34)
Includes all shares that may be deemed to be beneficially owned by Mr. Goldstein, Mr. Seibald, Mr. Haft, Mr. Tupper, Mr. Brodsky and Mr. Walden for purposes of Section 13(d) and 13(g) of the Exchange Act as described in footnotes (25), (26), (31), (32) and (33); however, this shall not be deemed an admission that such persons are the beneficial owners of such shares for such purposes.

UNDERWRITING
We and the selling shareholders are offering the shares of our common stock described in this prospectus supplement in an underwritten offering in which Sandler O'Neill & Partners, L.P. is acting as the representative of the underwriters named below. We and the selling shareholders will enter into an underwriting agreement with Sandler O'Neill & Partners, L.P., as representative of the underwriters named below, with respect to the common stock being offered. Subject to the terms and conditions contained in the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below.
Name	Number of Shares
Sandler O'Neill & Partners, L.P.	2,212,500
Compass Point Research & Trading LLC	442,500
Boenning & Scattergood, Inc.	295,000
Total	2,950,000

The underwriting agreement provides that the underwriters' obligation to purchase the common stock offered by this prospectus supplement depends on the satisfaction of the conditions contained in the underwriting agreement, including, among other things, that:
•	the representations and warranties made by us and the selling shareholders are true and agreements have been performed;
•	there is no material adverse change in our business; and
•	we and the selling shareholders deliver customary closing documents.
Subject to these conditions, the underwriters are severally committed to purchase and pay for all of the shares of our common stock offered by this prospectus supplement, if any such shares are purchased. However, the underwriters are not obligated to take or pay for the shares covered by the underwriters' purchase option described below, unless and until that option is exercised.
Our common stock is listed on The NASDAQ Capital Market under the symbol "KINS."
Purchase Option
We and the selling shareholders have granted the underwriters an option, exercisable no later than 30 days after the date of the underwriting agreement, to purchase up to an aggregate of 192,500 and 250,000 additional shares of common stock, respectively, at the public offering price, less the underwriting discounts and commissions set forth below under "— Commissions and Expenses" and on the cover page of this prospectus supplement. We and the selling shareholders will be obligated to sell these shares of common stock to the underwriters to the extent the purchase option is exercised.

Commissions and Expenses
The underwriters propose to offer our common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at the public offering price less a concession not in excess of $0.4140 per share. The underwriters may allow, and the dealers may re-allow, a concession not in excess of $0.1380 per share on sales to brokers and dealers. After the public offering of our common stock, the underwriters may change the offering price, concessions and other selling terms.
The following table shows the per share and total underwriting discounts and commissions that we and the selling shareholders will pay to the underwriters and the proceeds we and the selling shareholders will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriters' purchase option:
	Per Share	Total Without Purchase Option Exercise	Total With Purchase Option Exercise
Public offering price	$12.00	$35,400,000	$40,710,000
Underwriting discounts and commissions payable by us and the selling shareholders	$0.69	$2,035,500	$2,340,825
Proceeds to us, before expenses	$11.31	$28,275,000	$30,452,175
Proceeds to the selling shareholders, before expenses	$11.31	$5,089,500	$7,917,000

   In addition to the underwriting discounts and commissions, we will reimburse the underwriters for their reasonable out-of-pocket accountable expenses in an amount not to exceed $100,000 for legal fees and expenses (inclusive of legal fees and expenses of up to $5,000 incurred in connection with blue sky qualifications) and $5,000 for non-legal fees and expenses, including marketing, syndication and travel expenses, incurred in connection with their engagement as underwriters, regardless of whether this offering is consummated. We estimate that our total expenses of this offering, exclusive of the underwriting discounts and commissions, will be approximately $275,000, and are payable by us.

Indemnity
We and the selling shareholders have agreed to indemnify the underwriters, and persons who control the underwriters, against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.
Lock-Up Agreement
We, each of the selling shareholders and each of our other directors and executive officers have agreed for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions, to not sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or hedge, directly or indirectly, any common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock or warrants or other rights to purchase shares of common stock or any other of our securities that are substantially similar to our common stock without, in each case, the prior written consent of Sandler O'Neill & Partners, L.P, as representative of the underwriters.  These restrictions are intended to preclude us, the selling shareholders and our other executive officers and directors from engaging in any hedging or other transaction or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common stock, whether such transaction would be settled by delivery of common stock or other securities, in cash or otherwise.

Stabilization
In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids:
•
Stabilizing transactions permit bids to purchase common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

•
Over-allotment transactions involve sales of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares that they may purchase in the option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in the option to purchase additional shares. The underwriters may close out any short position by exercising their option to purchase additional shares and/or purchasing shares in the open market.

•
Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through exercise of the option to purchase additional shares. If the underwriters sell more shares than could be covered by exercise of the option to purchase additional shares and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the selling shareholders nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The NASDAQ Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued by the underwriters at any time.

Passive Market Making
In connection with this offering, the underwriters and selected dealers, if any, who are qualified market makers on The NASDAQ Capital Market may engage in passive market making transactions in our common stock on The NASDAQ Capital Market in accordance with Rule 103 of Regulation M under the Securities Act of 1933. Rule 103 permits passive market making activity by the participants in our common stock offering. Passive market making may occur before the pricing of our offering, or before the commencement of offers or sales of our common stock. Each passive market maker must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. The underwriters and other dealers are not required to engage in passive market making and may end passive market making activities at any time.
Relationship with the Underwriters
Sandler O'Neill & Partners, L.P. has performed and may continue to perform investment banking and financial advisory services for us in the ordinary course of its business, and has received, and may continue to receive, compensation for such services.
LEGAL MATTERS
The validity of the issuance of the securities to be offered by this prospectus supplement will be passed upon for us by Certilman Balin Adler & Hyman, LLP, East Meadow, New York. As of January 25, 2017, members of Certilman Balin Adler & Hyman, LLP owned 32,098 shares of our common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Mayer Brown LLP, New York, New York.
EXPERTS
Our consolidated financial statements as of December 31, 2015 and 2014 for the years then ended appearing in our Annual Report on Form 10-K for the year ended December 31, 2015 have been incorporated by reference in this prospectus supplement and the accompanying prospectus in reliance upon the report of Marcum LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

2,500,000 Shares of Common Stock
 Offered by Us

450,000 Shares of Common Stock
Offered by the Selling Shareholders

____________
PROSPECTUS SUPPLEMENT
____________

Co-Managers

Compass Point	Boenning & Scattergood, Inc.

________

January 25, 2017

PROSPECTUS

Kingstone Companies, Inc.

$50,000,000 of Common Stock, Preferred Stock
and/or Debt Securities Offered by Us

700,000 Shares of Common Stock
Offered by the Selling Shareholders

We may offer, issue and sell, from time to time, in one or more offerings, the securities described in this prospectus.  The aggregate initial offering price of all securities sold under this prospectus by us will not exceed $50,000,000.  The selling shareholders may also offer and sell, from time to time, up to 700,000 shares of common stock.  We will not receive any of the proceeds from the sale of our common stock by the selling shareholders.

This prospectus describes the general terms of our securities and the general manner in which our securities will be offered by us or the selling shareholders. We will provide the specific terms of these offerings in supplements to this prospectus. We may authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The applicable prospectus supplement and any related free writing prospectus may also add, update or change information contained or incorporated by reference in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before buying any of the securities being offered.

We or the selling shareholders may offer securities in amounts, at prices and on terms determined at the time of offering.  Our securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell our securities, we will name them and describe their compensation in a prospectus supplement.  No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

Our common stock is listed on The NASDAQ Capital Market under the symbol "KINS."

_____________________

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading "Risk Factors" on page 3 and contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

The date of this prospectus is January 19, 2017.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, referred to as the SEC, using a "shelf" registration process. Under this shelf registration process, we may from time to time offer and sell any of the securities or any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount not to exceed $50,000,000, and the selling shareholders may also offer and sell, from time to time, up to 700,000 shares of common stock.
This prospectus provides you with a general description of the securities we and the selling shareholders may offer. Each time we or the selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Such prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read the information in this prospectus, the applicable prospectus supplement, any free writing prospectus that we authorize for use in connection with this offering and the additional information incorporated by reference herein as provided for under the heading "Incorporation of Certain Information by Reference."
You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement and any free writing prospectuses that we authorize for use in connection with this offering. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor the selling shareholders are making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. You should not assume that the information contained or incorporated by reference in this prospectus, any prospectus supplement, or any free writing prospectus that we authorize for use in connection with this offering is accurate or complete as of any date other than the dates of the applicable documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading "Where You Can Obtain More Information." As permitted by the rules and regulations of the SEC, the registration statement that contains this prospectus includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC's web site or at the SEC's offices described below under the heading "Where You Can Obtain More Information."
Unless the context of this prospectus indicates otherwise, the terms "Kingstone," the "Company," "we," "us" or "our" refer to Kingstone Companies, Inc. and its consolidated subsidiaries. "KICO" refers to Kingstone Insurance Company, our principal operating subsidiary.

WHERE YOU CAN OBTAIN MORE INFORMATION
We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, which means that we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are available at the Public Reference Room of the SEC at 100 F Street, NE, Washington D.C. 20549. You may also obtain copies of these reports, proxy statements and other information from the Public Reference Room of the SEC, at prescribed rates, by calling 1-800-SEC-0330. The SEC maintains an Internet website at http://www.sec.gov where you can access reports, proxy statements, information and registration statements, and other information regarding us that we file electronically with the SEC. In addition, we make available, without charge, through our website, www.kingstonecompanies.com, electronic copies of various filings with the SEC, including copies of Annual Reports on Form 10-K. Information on our website should not be considered a part of this prospectus, and we do not intend to incorporate in this prospectus any information contained on our website. Our subsidiary, Kingstone Insurance Company, also has a website at www.kingstoneinsurance.com. The information on that website likewise is not and should not be considered part of this prospectus and is not incorporated in this prospectus by reference.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents filed separately with the SEC. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the documents listed below, except to the extent that any information contained in those documents is deemed "furnished" in accordance with SEC rules.
•	Our Annual Report on Form 10-K for the year ended December 31, 2015;
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;
•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016;
•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016;
•	Our Current Report on Form 8-K filed on January 26, 2016;
•	Our Current Report on Form 8-K filed on February 9, 2016;
•	Our Current Report on Form 8-K filed on March 31, 2016;
•	Our Current Report on Form 8-K filed on April 15, 2016;
•	Our Current Report on Form 8-K filed on April 19, 2016;

•	Our Current Report on Form 8-K filed on July 11, 2016;
•	Our Current Report on Form 8-K filed on July 12, 2016;

•	Our Current Report on Form 8-K filed on August 12, 2016;
•	Our Current Report on Form 8-K filed on October 12, 2016; and
•	The description of our common stock contained in our Registration Statement on Form 8-A (File No. 0-15362).
We also incorporate by reference additional documents that we will file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus. Those documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements on Schedule DEF 14A.
Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus, any prospectus supplement or any free writing prospectus that we authorize for use in connection with this offering modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus or any prospectus supplement except as so modified or superseded.
Documents which we incorporate by reference are available from us without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at:
Kingstone Companies, Inc.
15 Joys Lane
Kingston, New York 12401
(845) 802-7900
RISK FACTORS
Investing in our securities involves risk. Please see the "Management's Discussion and Analysis of Financial Condition and Results of Operations – Factors That May Affect Future Results and Financial Condition" section in our most recent Annual Report on Form 10-K, along with any disclosure related to such factors contained in our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus, as updated by our future filings with the SEC. Before making an investment decision, you should carefully consider these factors as well as all other information contained or incorporated by reference in this prospectus. Risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, our financial results and the value of our securities. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement. Please also refer to the section below entitled "Special Cautionary Note Regarding Forward-Looking Statements."

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements contained or incorporated by reference in this prospectus are "forward-looking statements" within the meaning of the protections of Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements are covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of invoking these safe harbor provisions.
Forward-looking statements are made based on our management's expectations and beliefs concerning future events impacting our company and are subject to uncertainties and factors relating to our operations and economic environment, all of which are difficult to predict and many of which are beyond our control. You can identify these statements from our use of the words "estimate," "project," "believe," "intend," "anticipate," "expect," "target," "plan," "may" and similar expressions. These forward-looking statements may include, among other things:
•	statements relating to projected growth, anticipated improvements in earnings, earnings per share, and other financial performance measures, and management's long-term performance goals;
•	statements relating to the anticipated effects on results of operations or our financial condition from expected developments or events;
•	statements relating to our business and growth strategies; and
•	any other statements which are not historical facts.
Forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by these forward-looking statements. These forward-looking statements may not be realized due to a variety of factors, including, without limitation:
•	the risk of significant losses from catastrophes and severe weather events;
•	the inability to obtain an upgrade to our financial strength rating from A.M. Best or a downgrade in our rating;
•	adverse capital, credit and financial market conditions;
•	the unavailability of reinsurance at current levels and prices;
•	the exposure to greater net insurance losses in the event of reduced reliance on reinsurance;

•	the credit risk of our reinsurers;
•	the inability to maintain the requisite amount of risk-based capital needed to grow our business;

•	the effects of climate change on the frequency or severity of weather events and wildfires;
•	risks related to the limited market area of our business;
•	risks related to a concentration of business in a limited number of producers;
•	legislative and regulatory changes, including changes in insurance laws and regulations and their application by our regulators;
•	limitations with regard to our ability to pay dividends;
•	the effects of competition in our market areas;
•	our reliance on certain key personnel;
•	risks related to security breaches or other attacks involving our computer systems or those of our vendors;
•	our reliance on information technology and information systems; and
•	further sales or other dilution of our equity, which may adversely affect the market price of our common stock.
You should not place undue reliance on any forward-looking statement. These risks and uncertainties should be considered in evaluating any forward-looking statement contained or incorporated by reference in this prospectus. All forward-looking statements speak only as of the date of this prospectus or, in the case of any document incorporated by reference, the date of that document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section.  We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. In addition, our past results are not necessarily indicative of our future results.
THE COMPANY
We are a property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company, referred to as KICO, domiciled in the State of New York. We are a multi-line property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers, referred to collectively as producers. We offer property and casualty insurance products to individuals and small businesses primarily in New York State. We are licensed to write insurance policies in New York, New Jersey, Pennsylvania, Connecticut, Texas and Rhode Island.
Our headquarters are located at 15 Joys Lane, Kingston, New York 12401. Our telephone number is (845) 802-7900. Our subsidiary, Kingstone Insurance Company, has a website at www.kingstoneinsurance.com and we maintain certain information on our website at www.kingstonecompanies.com. The information on those websites should not be considered part of this prospectus and is not incorporated in this prospectus by reference.

USE OF PROCEEDS
Unless we indicate a different use in an accompanying prospectus supplement, the net proceeds from our sale of the offered securities will be used for general corporate purposes, including, without limitation, to contribute capital to KICO to support growth, including business expansion, and to finance possible acquisitions.
We will not receive any of the proceeds from the sale of our common stock by any selling shareholder.
The applicable prospectus supplement will provide more details on the use of proceeds of any specific offering.
DESCRIPTION OF SECURITIES WE OR THE
SELLING SHAREHOLDERS MAY OFFER
This prospectus contains summary descriptions of the common stock, preferred stock and debt securities that we or, in the case of common stock, the selling shareholders may offer from time to time.  These summary descriptions do not purport to be complete and are subject to, and qualified in their entirety by reference to, the more complete descriptions thereof set forth in our restated certificate of incorporation, which we refer to as our charter, and our bylaws, each as amended to date. The applicable prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.
Authorization
Our authorized capital stock consists of 22,500,000 shares of capital stock. We are authorized to issue 20,000,000 shares of common stock, par value $.01 per share, and 2,500,000 shares of preferred stock, par value $.01 per share.
As of December 31, 2016, there were 7,921,866 shares of common stock outstanding and no shares of preferred stock issued and outstanding.
Common Stock
Dividend Rights.    Subject to preferences that may be applicable to any shares of our preferred stock that may be issued, the holders of our common stock are entitled to share ratably in such dividends as may be declared by our board of directors out of funds legally available therefor.
As a Delaware corporation, we may not declare and pay dividends on our capital stock if the amount paid exceeds an amount equal to the surplus which represents the excess of our net assets over paid-in capital or, if there is no surplus, our net earnings for the current and/or immediately preceding fiscal year. Dividends cannot be paid from our net profits unless the paid-in capital represented by the issued and outstanding stock having a preference upon the distribution of our assets at the market value is intact. Under applicable Delaware case law, dividends may not be paid on our capital stock if we become insolvent or the payment of the dividend will render us insolvent. To the extent we pay dividends and we are deemed to be insolvent or inadequately capitalized, a bankruptcy court could direct the return of any dividends.

Our ability to pay cash dividends to our shareholders is also primarily dependent upon the cash dividends received from our subsidiary, KICO.
Voting Rights.    Each share of our common stock entitles its holder to one vote in the election of directors as well as all other matters to be voted on by shareholders. Holders of our common stock are entitled to cumulate their votes in the election of directors. This means that each shareholder has the right to cumulate his votes and give to one or more nominees as many votes as equals the number of directors to be elected multiplied by the number of shares he is entitled to vote. A shareholder may therefore cast his votes for one nominee or distribute them among two or more of the nominees.
No Preemptive Rights.    Holders of our common stock do not have any preemptive rights to subscribe for additional shares on a pro rata basis or otherwise when additional shares are offered for sale by us.
Liquidation Rights.    Subject to preferences that may be applicable to any shares of our preferred stock that may be issued, in the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive, pro rata, after payment of all of our debts and liabilities, all of our remaining assets available for distribution. In the event of any liquidation, dissolution or winding up of any subsidiary, the holding company, as the sole shareholder of the subsidiary's common stock, would be entitled to receive all remaining assets of that subsidiary available for distribution in cash or in kind after payment of all debts and liabilities of the subsidiary.
Other Rights.  Holders of our common stock have no preferences or conversion or exchange rights. Shares of our common stock will not be liable for further calls or assessments by us and are not subject to redemption. The holders of our common stock will not be liable for any of our liabilities.
Preferred Stock
Our board of directors has the authority, without further action by our shareholders, to issue from time to time the authorized preferred stock in one or more series, and to fix the number of shares, designations, preferences, powers, and other rights and qualifications, limitations or restrictions as our board of directors may authorize, including:
•	the distinctive designation of each series and the number of shares that will constitute the series;
•	the voting rights, if any, of shares of the series and the terms and conditions of the voting rights;
•
the dividend rate on the shares of the series, the dates on which dividends are payable, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative, and the dates from and after which dividends shall accumulate;

•	the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

•	the terms and conditions of a sinking or purchase fund for the purchase or redemption of shares of the series, if such a fund is provided;
•	any preferential amount payable upon shares of the series in the event of our liquidation, dissolution or winding up, or upon the distribution of any of our assets; and
•
the prices or rates of conversion or exchange at which, and the terms and conditions on which, the shares of the series may be converted or exchanged into other securities, if the shares are convertible or exchangeable.

Depending upon the rights prescribed for a series of preferred stock, the issuance of preferred stock could have an adverse effect on the voting power of the holders of common stock and could adversely affect holders of common stock by delaying or preventing a change in control, making removal of our present management more difficult or imposing restrictions upon the payment of dividends and other distributions to the holders of common stock.
 The particular terms of any series of preferred stock, and the transfer agent and registrar for that series, will be described in a prospectus supplement.
Debt Securities

The following is a description of the material features, terms and provisions of debt securities that we may offer. This summary does not purport to be exhaustive and may not contain all the information that is important to you. Therefore, you should read the applicable prospectus supplement relating to those debt securities and any other offering materials that we may provide.

We may issue debt securities from time to time in one or more series. We may issue senior debt securities or subordinated debt securities under separate indentures, which may be supplemented or amended from time to time. Senior debt securities would be issued under a senior indenture and subordinated debt securities would be issued under a subordinated indenture. The senior debt indenture and subordinated debt indenture are referred to individually in this prospectus as the indenture, and collectively as the indentures.

The particular terms of a series of debt securities will be described in a prospectus supplement relating to such series of debt securities. The indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended, and may be supplemented or amended from time to time following their execution. Unless otherwise stated in the applicable prospectus supplement, we will not be limited in the amount of debt securities that we may issue and neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning debt securities, you are one of our unsecured creditors.

We are a holding company and conduct substantially all of our operations through our subsidiary, KICO. As a result, claims of holders of debt securities will generally have a junior position to claims of creditors of KICO.  In addition, our right to participate as a stockholder in any distribution of assets of KICO (and thus the ability of holders of debt securities to benefit from such distribution as our creditors) is junior to creditors of KICO.

The indentures, and any supplemental indentures, will contain the full legal text of the matters described in this section of the prospectus. Because this section is a summary, it does not describe every aspect of the debt securities or any applicable indentures or supplemental indenture. This summary is therefore subject to and is qualified in its entirety by reference to all the provisions of any applicable indenture or supplemental indenture, including any definitions of terms used in such indenture. Your rights will be defined by the terms of any applicable indenture or supplemental indenture, not the summary provided herein. This summary is also subject to and qualified by reference to the description of the particular terms of a particular series of debt securities described in the applicable prospectus supplement or supplements.

The debt securities may be denominated and payable in U.S. dollars. We may also issue debt securities, from time to time, with the principal amount, interest or other amounts payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices, indices or any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance. In addition, we may issue debt securities as part of any units issued by us. All references in this prospectus or any prospectus supplement to other amounts will include premiums, if any, other cash amounts payable under the applicable indenture, and the delivery of securities or baskets of securities under the terms of the debt securities. Debt securities may bear interest at a fixed rate, which may be zero, or a floating rate.

We will set forth in the applicable prospectus supplement the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our preferred stock, common stock or other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our preferred stock, common stock or other securities that holders of the series of debt securities receive would be subject to adjustment.

The applicable prospectus supplement will describe the debt securities and the price or prices at which we will offer the debt securities. The description will, to the extent applicable, include:

•	the title and form of the debt securities;

•	the ranking of the debt securities as compared to other debt;

•	the aggregate principal amount of the debt securities or the series of which they are a part;

•	the person or persons to whom any principal or interest on a debt security of the series will be paid;

•	the date or dates on which we must repay the principal;

•	the rate or rates at which the debt securities will bear interest;

•	the date or dates from which interest will accrue, and the dates on which we must pay interest;

•	the place or places where we must pay the principal and any premium or interest on the debt securities;

•	the terms and conditions on which the debt securities may be convertible into other securities;

•	whether the debt securities are entitled to the benefit of any sinking fund;

•	the identity of the trustee;

•	the terms and conditions on which we may redeem any debt security, if at all;

•	any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

•	the denominations in which we may issue the debt securities;

•	the manner in which we will determine the amount of principal of or any premium or interest on the debt securities;

•	the currency in which we will pay the principal of and any premium or interest on the debt securities;

•	the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

•
the amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;

•	whether the debt securities are defeasible and the terms of such defeasance; and

•
any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable.

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest or bear interest at below market rates and will be sold at a discount below their stated principal amount. A prospectus supplement relating to an issue of original issue discount securities will contain information relating to United States federal income tax, accounting, and other special considerations applicable to original issue discount securities.

Certain Provisions Having Potential Anti-Takeover Effects
General.    The following is a summary of the material provisions of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, and our charter and bylaws that address matters of corporate governance and the rights of shareholders. Certain of these provisions may delay or prevent takeover attempts not first approved by our board of directors (including takeovers which certain shareholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders. The primary purpose of these provisions is to encourage negotiations with our management by persons interested in acquiring control of our company. All references to the charter and bylaws are to our charter and bylaws in effect on the date of this prospectus.

Filling Vacancies.    Vacancies occurring in our board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the remaining directors, even if less than a quorum.
Amendment of Bylaws.    Subject to certain restrictions described below, either our board of directors or our shareholders may amend or repeal our bylaws.
Special Meetings of Shareholders.    Our bylaws provide that special meetings of shareholders may be called only by a majority of our board of directors.
Authorized But Unissued Shares.    Delaware law does not require shareholder approval for any issuance of authorized shares. Authorized but unissued shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of authorized but unissued shares may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Preferred Stock.    Under the terms of our charter, our board of directors is authorized to issue shares of preferred stock in one or more series without shareholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to provide flexibility and eliminate delays associated with a shareholder vote on specific issues. However, the ability of our board of directors to issue preferred stock and determine its rights and preferences may have the effect of delaying or preventing a change in control, as described above under "Description of Securities We or the Selling Shareholders May Offer — Preferred Stock."
Advance Notification of Shareholder Nominations and Proposals.    Our bylaws establish advance notice procedures with respect to the nomination of persons for election as directors, other than nominations made by or at the direction of our board of directors, and shareholder proposals for business.
Shareholder Nominees.    In order for a shareholder to nominate a candidate for director, under our bylaws, timely notice of the nomination must be received by us in advance of the meeting.  To be timely, the notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the meeting; however, if less than 70 days' notice of the date of the meeting is given to shareholders and public disclosure of the meeting date, pursuant to a press release, is either not made at all or is made less than 70 days prior to the meeting date, notice by a shareholder to be timely made must be so received no later than the close of business on the tenth day following the earlier of the following:

•	the day on which the notice of the date of the meeting was made available to shareholders, or
•	the day on which such public disclosure of the meeting date was made.
The shareholder sending the notice of nomination must describe various matters, including such information as:
•	the name, age, business and residence addresses, occupation or employment and shares held by the nominee;
•	any other information relating to such nominee required to be disclosed in a proxy statement; and
•	the name, address and number of shares held by the shareholder.
 Shareholder Proposals.   In order for a shareholder to make a proposal at an annual meeting of shareholders, under our bylaws, timely notice must be received by us in advance of the meeting. To be timely, the proposal must be received by our Secretary at our principal executive offices on a date which is not less than 60 days nor more than 90 days prior to the date which is one year from the date of the mailing of the notice regarding the availability of proxy materials for the prior year's annual meeting of shareholders. If during the prior year we did not hold an annual meeting, or if the date of the meeting for which a shareholder intends to submit a proposal has changed more than 30 days from the date of the meeting in the prior year, then the notice must be received a reasonable time before we mail the notice regarding the availability of proxy materials for the current year. A shareholder's notice must set forth as to each matter the shareholder proposes to bring before the annual meeting certain information regarding the proposal, including the following:
•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at such meeting;
•	the name and address of the shareholder proposing such business;
•	the class and number of our shares which are beneficially owned by such shareholder; and
•	any material interest of such shareholder in such business.
Statutory and other Restrictions on Acquisition of our Capital Stock.   We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with an interested shareholder, unless:
•
prior to the time of the proposed action, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•
upon completion of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to the time of the proposed action, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested shareholder.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in policies formulated by the board and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of our company.
Limitations on Director Liability
Our charter provides that our directors shall generally not be liable to us or any of our shareholders for monetary damages for breach of duty as a director. This provision will eliminate such liability except for (i) any breach of the director's duty of loyalty to us or to our shareholders, (ii) acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability for unlawful payment of dividends or unlawful stock purchases or redemptions in violation of the DGCL, and (iv) any transaction from which the director derived an improper personal benefit.
Indemnification of Directors and Officers
Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer or director in defending such action, provided that the officer or director undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided by the DGCL is not deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any corporation's bylaws, agreement, vote or otherwise.
Our bylaws provide that we will to the fullest extent permitted by Section 145 of the DGCL indemnify all persons whom we may indemnify pursuant thereto.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the provisions discussed above or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Transfer Agent
The transfer agent for our common stock is American Stock Transfer & Trust Company, LLC.
SELLING SHAREHOLDERS
The following table identifies the selling shareholders and indicates certain information known to us with respect to: (i) the number of shares of common stock beneficially owned by the selling shareholders prior to the offering of the shares of common stock covered by this prospectus; (ii) the maximum number of shares of common stock the selling shareholders may sell under this prospectus; (iii) the number of shares of common stock that the selling shareholders would own following the sale of all of the shares of common stock they may sell under this prospectus; and (iv) the percentage of the outstanding common stock that the selling shareholders would own following the sale of all of the shares of common stock they may sell under this prospectus.

The selling shareholders, or their pledgees, donees, assignees, transferees or other successors-in-interest, may sell some, all or none of their shares of common stock covered by this prospectus from time to time. We do not know how long the selling shareholders will hold their shares of common stock covered by this prospectus before selling them.  We currently have no agreements, arrangements or understandings with the selling shareholders regarding the sale of any of the shares of common stock. We do not know when or in what amounts the selling shareholders may sell or otherwise dispose of the shares of common stock covered hereby.  As a result, we cannot estimate the number of shares that will be held by the selling shareholders after completion of the sale of shares of common stock covered by this prospectus.  However, for purposes of this table, we have assumed that all of the shares of common stock covered by this prospectus will be sold by the selling shareholders.  The percentages of common stock beneficially owned are based on 7,921,866 shares of common stock outstanding on December 31, 2016.

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percentage of Class Prior to Offering	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common Stock Beneficially Owned After Offering		Percentage of Class After Offering
Barry B. Goldstein(1)	1,003,550	(11)(12)	12.4%	202,046	801,504	(12)	9.9%
Barry B. Goldstein Rollover IRA	23,400	(11)(13)	0.3%	23,400	0		-
Barry B. Goldstein Roth IRA	12,500	(11)(13)	0.2%	12,500	0		-
Lauren Goldstein(2)	144,161	(11)(13)	1.8%	70,993	73,168		0.9%
Jason Goldstein(3)	64,000		0.8%	31,517	32,483		0.4%
Amanda Goldstein(4)	50,000		0.6%	24,623	25,377		0.3%
Jack D. Seibald(5)	20,990	(11)(14) (15)	0.3%	10,008	10,982	(14)	0.1%
Jack D. and Stephanie Seibald(6)	113,000	(11)(16)	1.4%	55,647	57,353		0.7%
Jack D. Seibald IRA	174,824	(11)(16)	2.2%	86,093	88,731		1.1%
SDS Partners I, Ltd.(7)	100,000	(11)(16)	1.3%	49,245	50,755		0.6%
Jay M. Haft(8)	170,942	(11)(15)	2.2%	83,852	87,090		1.1%
Floyd R. Tupper(9)	28,850	(11)(15) (17)	0.4%	10,032	18,818	(17)	0.2%
Floyd R. Tupper IRA	27,467	(11)(18)	0.3%	27,467	0		-
Gail Tupper(10)	35,750	(11)(18)	0.5%	4,290	31,460		0.4%
Gail Tupper IRA	8,287	(11)(18)	0.1%	8,287	0		-
____________________

(1)	Barry B. Goldstein is our President, Chairman of the Board and Chief Executive Officer.
(2)	Lauren Goldstein is Mr. Goldstein's wife.
(3)	Jason Goldstein is Mr. Goldstein's son.
(4)	Amanda Goldstein is Mr. Goldstein's daughter and is one of our employees.
(5)	Jack D. Seibald is one of our directors.
(6)	Stephanie Seibald is Mr. Seibald's wife.
(7)	SDS Partners I, Ltd. is a limited partnership for which Mr. Seibald serves as a general partner.
(8)	Jay M. Haft is one of our directors.

(9)	Floyd R. Tupper is our Secretary and one of our directors.
(10)	Gail Tupper is Mr. Tupper's wife.
(11)	Based upon Schedule 13D filed under the Exchange Act and/or other information that is publicly available.

(12)
Includes 187,500 shares issuable upon the exercise of options that are exercisable currently or within 60 days.  Excludes (i) 35,900 shares held in retirement trusts for the benefit of Mr. Goldstein; and (ii) 144,161 shares owned by Mr. Goldstein's wife.  Such retirement trusts and Mr. Goldstein's wife are selling shareholders and their beneficial ownership of shares of common stock is reflected separately.  The shares held in the retirement trusts for the benefit of Mr. Goldstein and the shares owned by Mr. Goldstein's wife may be deemed to be beneficially owned by Mr. Goldstein for purposes of Sections 13(d) and 13(g) of the Exchange Act; however, this shall not be deemed an admission that Mr. Goldstein is a beneficial owner of such shares for such purposes.

(13)	Refer to footnote (12).
(14)
Excludes (i) 113,000 shares owned jointly by Mr. Seibald and his wife, Stephanie Seibald; (ii) 174,824 shares held in a retirement trust for the benefit of Mr. Seibald; and (iii) 100,000 shares owned by SDS Partners I, Ltd., a limited partnership for which Mr. Seibald serves as a general partner.  Pursuant to Schedule 13D, as amended, filed under the Exchange Act, Mr. Seibald has sole voting and dispositive power over 195,147 shares and shared voting and dispositive power over 213,000 shares.  Mr. Seibald and his wife jointly, the retirement trust for Mr. Seibald's benefit and SDS Partners I, Ltd. are selling shareholders and their beneficial ownership of shares of common stock is reflected separately.  The shares held in the retirement trust for the benefit of Mr. Seibald, the shares jointly owned with Mr. Seibald's wife and the shares owned by SDS Partners I, Ltd. may be deemed to be beneficially owned by Mr. Seibald for purposes of Sections 13(d) and 13(g) of the Exchange Act; however, this shall not be deemed an admission that Mr. Seibald is a beneficial owner of such shares for such purposes.

(15)	Includes 667 shares issuable within 60 days upon the vesting of restricted stock.
(16)	Refer to footnote (14).
(17)
Excludes (i) 27,467 shares held in a retirement trust for the benefit of Mr. Tupper; (ii) 35,750 shares owned by Mr. Tupper's wife; and (iii) 8,287 shares owned by a retirement trust for his wife's benefit.  Mr. Tupper's retirement trust, Mr. Tupper's wife and the retirement trust for her benefit are selling shareholders and their beneficial ownership of shares of common stock is reflected separately.  The shares held in the retirement trust for the benefit of Mr. Tupper, the shares owned by Mr. Tupper's wife and the shares owned by   the retirement trust for the benefit of Mr. Tupper's wife may be deemed to be beneficially owned by Mr. Tupper for purposes of Sections 13(d) and 13(g) of the Exchange Act; however, this shall not be deemed an admission that Mr. Tupper is a beneficial owner of such shares for such purposes.

(18)	Refer to footnote (17).

PLAN OF DISTRIBUTION
We or the selling shareholders may use this prospectus, any applicable prospectus supplement and any related free writing prospectus that we authorize for use in connection with this offering to sell our securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We or the selling shareholders may sell our securities (1) through one or more underwriters or dealers, (2) through one or more agents, and/or (3) directly to one or more purchasers. We or the selling shareholders may distribute our securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;
•	market prices prevailing at the time of sale;
•	prices related to the prevailing market prices; or
•	negotiated prices.
We or the selling shareholders may solicit directly offers to purchase the securities being offered by this prospectus. We or the selling shareholders may also designate agents to solicit offers to purchase our securities from time to time. We will name in a prospectus supplement any underwriter, dealer or agent involved in the offer or sale of our securities.
We or the selling shareholders, or agents designated by us or the selling shareholders, may directly solicit, from time to time, offers to purchase our securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name the agents involved in the offer or sale of our securities and describe any commissions payable by us or the selling shareholders to these agents in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements, which may be entered into with us or the selling shareholders, to indemnification by us or the selling shareholders against specific civil liabilities, including liabilities under the Securities Act. The agents may also be customers of, or may engage in transactions with or perform services for, us or the selling shareholders in the ordinary course of business.
If we or the selling shareholders utilize a dealer in the sale of the securities being offered by this prospectus, we or the selling shareholders will sell our securities to the dealer, as principal. The dealer may then resell our securities to the public at varying prices to be determined by the dealer at the time of resale.
If we or the selling shareholders utilize an underwriter in the sale of our securities being offered by this prospectus, we or the selling shareholders will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of our securities to the public. In connection with the sale of our securities, we or the selling shareholders, or the purchasers of our securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell our securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.
With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement any compensation we or the selling shareholders pay to underwriters, dealers or agents in connection with the offering of our securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of our securities may be deemed to be underwriters within the meaning of the Securities Act and any discounts and commissions received by them and any profit realized by them on resale of our securities may be deemed to be underwriting discounts and commissions. We or the selling shareholders may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

To the extent that we or the selling shareholders make sales through one or more underwriters or agents in at-the-market offerings, we or the selling shareholders will do so pursuant to the terms of a sales agency agreement or other at-the-market offering arrangement between us or the selling shareholders and the underwriters or agents. If we or the selling shareholders engage in at-the-market sales pursuant to any such agreement, we or the selling shareholders will issue and sell our securities through one or more underwriters or agents. During the term of any such agreement, we or the selling shareholders may sell our securities on a daily basis in exchange transactions or otherwise as we or the selling shareholders agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we or the selling shareholders also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our securities. The terms of each such agreement will be set forth in more detail in the applicable prospectus supplement. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain, or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.
Our common stock is listed for trading on The NASDAQ Capital Market.  We may elect to list any series of preferred stock on an exchange, but we are not obligated to do so.  To facilitate the offering of our securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. This may include over-allotments or short sales of our securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of our securities by bidding for or purchasing our securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our securities at a level above that which might otherwise prevail in the open market.  These transactions may be discontinued at any time.
The underwriters, dealers and agents may engage in other transactions with us or the selling shareholders, or perform other services for us or the selling shareholders, in the ordinary course of their business.
In order to comply with the securities laws of certain states, if applicable, the securities offered by this prospectus may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states the securities offered by this prospectus may not be sold unless such securities have been registered or qualified for sale in these states or an exemption from registration or qualification is available.

LEGAL MATTERS
Except as otherwise provided in any prospectus supplement, the validity of the issuance of the securities to be offered by this prospectus will be passed upon for us by Certilman Balin Adler & Hyman, LLP, East Meadow, New York. As of December 31, 2016, members of Certilman Balin Adler & Hyman, LLP owned 32,098 shares of our common stock. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.
EXPERTS
Our consolidated financial statements as of December 31, 2015 and 2014 for the years then ended appearing in our Annual Report on Form 10-K for the year ended December 31, 2015 have been incorporated by reference in this prospectus in reliance upon the report of Marcum LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

KINGSTONE COMPANIES, INC.

$50,000,000 of Common Stock, Preferred Stock
and/or Debt Securities Offered by Us
700,000 Shares of Common Stock
Offered by the Selling Shareholders

PROSPECTUS

January 19, 2017